                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             BOSTON CHICKEN, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

LOGO
                             BOSTON CHICKEN, INC.

                   14123 DENVER WEST PARKWAY, GOLDEN, COLORADO 80401-4086

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 20, 1998

  You are invited to attend the annual meeting of stockholders of Boston Chicken, Inc. (the "Company"), which will be held at the Sheraton Denver West Hotel and Conference Center, 360 Union Boulevard, Lakewood, Colorado, on Wednesday May 20, 1998, at 10:00 a.m., Mountain Time, for the following purposes:

  1. To elect directors.

  2. To transact any other business that may properly come before the meeting.

  Only stockholders of record at the close of business on March 27, 1998 are entitled to vote at the meeting. A list of such stockholders will be available, during normal business hours, for examination by any stockholder for any purpose germane to the meeting at the Sheraton Denver West Hotel and Conference Center, 360 Union Boulevard, Lakewood, Colorado, for a period of 10 days before the meeting.

  Regardless of the size of your holdings, your vote is important. Whether or not you intend to attend the meeting in person, we urge you to mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                                          /s/ Saad J. Nadhir
                                          Co-Chairman of the Board
                                          and Chief Executive Officer

Golden, Colorado
April 13, 1998


     YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
        PROMPTLY. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                             BOSTON CHICKEN, INC.

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 20, 1998

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Boston Chicken, Inc. (the "Company") of proxies for use at the annual meeting of stockholders of the Company to be held at the Sheraton Denver West Hotel and Conference Center, 360 Union Boulevard, Lakewood, Colorado, at 10:00 a.m., Mountain Time, on May 20, 1998, and at any postponements or adjournments of the meeting. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted (i) for the election of the nominees named herein as directors and (ii) on other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Secretary of the Company, or by delivery of a later-dated proxy.

  Nominees for director receiving the affirmative vote of the holders of a plurality of the shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), present in person or represented by proxy and entitled to vote at the meeting will be elected as directors. In general, approval of matters submitted to the stockholders for their consideration requires the affirmative vote of the holders of a majority of the shares of the Common Stock present in person or by proxy and entitled to vote at the meeting. An automated system administered by the Company's transfer agent, representatives of which will serve as inspectors of election, will be used to tabulate the votes. Abstentions, directions to withhold authority and broker non-votes are counted as shares present and entitled to vote in the determination of whether the shares of Common Stock represented at the meeting constitute a quorum. Pursuant to the Company's bylaws, abstentions are not counted in tabulations of the votes cast on proposals presented to stockholders.

  The Company's principal executive offices are located at 14123 Denver West Parkway, Golden, Colorado 80401-4086 (telephone 303/278-9500). Proxy materials are expected to be mailed to stockholders beginning on or about April 13, 1998.

                     SHARES OUTSTANDING AND VOTING RIGHTS

  Only stockholders of record at the close of business on March 27, 1998 are entitled to vote at the annual meeting. The Common Stock is the only voting stock of the Company outstanding, of which 71,464,290 shares were outstanding as of the close of business on March 27, 1998. Each share of Common Stock is entitled to one vote.

                             ELECTION OF DIRECTORS

  Seven directors are to be elected at the meeting. The persons named below have been nominated by the Board of Directors for election as directors for a term expiring at the annual meeting of stockholders in 1999. All of the nominees are currently directors of the Company.

  The seven nominees for director receiving the highest number of votes cast at the meeting will be elected. Unless otherwise instructed, properly executed proxies that are returned in a timely manner will be voted for the election of the Board's nominees. If, however, any of such nominees should be unable or for good cause is unwilling to serve as a director, the proxies will be voted for such other person as will be determined by the holders of the proxies in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected.

  Saad J. Nadhir, age 44, rejoined the Company as Co-Chairman of the Board and Chief Executive Officer in October 1997. Mr. Nadhir originally joined the Company as Vice Chairman of the Board and a director in December 1991. He became President in October 1995 and a Co-Chairman of the Board in December 1995 and held these offices until January 1997. Since January 1997, Mr. Nadhir has served as the Chairman, Chief Executive Officer and President of Progressive Food Concepts, Inc., currently a wholly-owned subsidiary of the Company. From August 1990 until December 1991, he was Senior Vice President, International Development of Blockbuster Entertainment Corporation ("Blockbuster"), and from August 1989 until August 1990, he was Vice President, International Development of Blockbuster. Prior thereto, he was General Counsel and Director of Development of Blockbuster Midwest from April 1988 until August 1989.

  Scott A. Beck, age 39, has been a director of the Company since June 1992 and has served as Chairman or Co-Chairman of the Board since that date. Mr. Beck became President of the Company in January 1997. From June 1992 until October 1997, Mr. Beck served as Chief Executive Officer of the Company. Mr. Beck has also served as Chairman of the Board of Einstein/Noah Bagel Corp., a majority-owned subsidiary of the Company ("ENBC"), since July 1996 and has served as a director of ENBC since March 1995. He was Vice Chairman of the Board of Blockbuster from September 1989 until his retirement in January 1992 and Chief Operating Officer of Blockbuster from September 1989 to January 1991.

  Mark W. Stephens, age 43, joined the Company as Chief Financial Officer in October 1993 and, in addition, became a Vice Chairman of the Board and a director in December 1995. From November 1992 until October 1993, he was Managing Director of Haas, Wheat & Partners Incorporated, a private investment firm. From April 1989 until November 1992, Mr. Stephens was a Senior Vice President of Grauer & Wheat Investments, Inc. Prior thereto, Mr. Stephens was Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation from 1985 until 1989 and Vice President of Merrill Lynch Private Capital from 1984 to 1985.

  Arnold C. Greenberg, age 64, has been a director of the Company since February 1991. He is an attorney and has been a self-employed private investor and business consultant since May 1988. From 1985 to May 1988, Mr. Greenberg was the Chairman of the Board of Directors and Chief Executive Officer of Coleco Industries, Inc., a Fortune 500 manufacturer of recreational products and toys.

  J. Bruce Harreld, age 47, became a director of the Company in June 1993. From September 1993 until October 1995, he served as President of the Company. In October 1995, Mr. Harreld became Senior Vice President-Strategy of International Business Machines Corporation. Mr. Harreld has been Chairman of JBH, Inc., management consultants, and an Adjunct Professor of Management of the J.L. Kellogg School of Management of Northwestern University since June 1993. Mr. Harreld was the Senior Vice President, Marketing and Information Services from 1992 to 1993 and the Senior Vice President/Chief Information Officer from 1989 to 1992 of Kraft General Foods, Inc. He was the Senior Vice President, Chief Information Officer of Kraft, Inc. ("Kraft") from 1988 to 1989 and the President, Venture Division and the Senior Vice President, Strategy and Development of Kraft from 1987 to 1988.

  M Howard Jacobson, age 65, has been a director of the Company since February 1991. Since October 1991, he has been a Senior Advisor to Bankers Trust, Private Bank. From August 1989 to August 1991, he was a Senior Advisor to Prudential Bache Capital Funding. From 1987 to 1989, Mr. Jacobson was the President of, and a consultant to, Idle Wild Farm, Inc. Prior to 1987, Mr. Jacobson was President of Idle Wild Foods, Inc., a Fortune 500 company. Mr. Jacobson also serves as a director of Allmerica Financial Corporation, Stonyfield Farm, Inc. and Wyman-Gordon Company.

  Peer Pedersen, age 73, has been a director of the Company since January 1993. Mr. Pedersen is managing partner of Pedersen & Houpt, P.C., a Chicago law firm, where he has practiced law since 1957. Mr. Pedersen serves as a director of Waste Management, Inc., Aon Corporation, Extended Stay America, Inc. and Latin America Growth Fund.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOREGOING NOMINEES FOR DIRECTOR.

         PRINCIPAL STOCKHOLDERS AND SECURITIES OWNERSHIP OF MANAGEMENT

  The following table provides certain information regarding the ownership of Common Stock as of March 27, 1998 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table on page 7 (collectively, the "named executive officers"); and (iv) all directors and executive officers as a group. The beneficial ownership reflected in the table is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act"). Unless otherwise indicated, ownership includes sole voting and investment power.

                                                                    SHARES
                                                                 BENEFICIALLY
                                                                   OWNED(1)
                                                               -----------------
NAME                                                            NUMBER   PERCENT
----                                                           --------- -------
Saad J. Nadhir(2)............................................. 2,651,492   3.7%
Scott A. Beck(3).............................................. 4,855,168   6.7%
Mark W. Stephens..............................................   336,803     *
Dennis B. Mullen..............................................         0     *
Joel M. Alam(4)...............................................     7,676     *
Arnold C. Greenberg...........................................   208,823     *
J. Bruce Harreld..............................................   246,693     *
M Howard Jacobson(5)..........................................   296,624     *
Peer Pedersen(6)..............................................   691,119     *
Laurence M. Zwain.............................................     9,804     *
Franklin Resources, Inc.(7)................................... 8,389,771  11.7%
All directors and executive officers as a group
 (excluding Messrs. Mullen and Zwain) (11 persons)............ 9,304,827  12.7%

--------
*  Less than 1%.
(1) Includes shares subject to options which were exercisable within 60 days of March 27, 1998 as follows: Mr. Nadhir--661,072; Mr. Beck--577,500; Mr. Stephens--150,000; Mr. Alam--3,600; Mr. Greenberg--63,383; Mr. Harreld-- 196,693; Mr. Jacobson--63,383; Mr. Pedersen--38,739; and all executive officers and directors as a group (including such individuals)--1,762,348. Includes shares subject to warrants which were exercisable within 60 days of March 27, 1998 as follows: Mr. Stephens--9,803; Mr. Pedersen--24,510; Mr. Zwain--9,804; and all executive officers and directors as a group (including such individuals, except Mr. Zwain, who is no longer an executive officer of the Company)--39,215. See "Certain Transactions--BC Equity Funding, L.L.C. and Market Partners, L.L.C."
(2) Excludes 4,408,189 shares of Common Stock previously deemed to be beneficially owned by Mr. Nadhir that were distributed to persons other than Mr. Nadhir upon liquidation of (a) a trust, the trustee of which was a corporation controlled by Messrs. Nadhir and Beck, (b) certain partnerships, of which the general partner was the corporation referenced in clause (a) above, and (c) the corporation referenced in clause (a) above. Includes 817,399 shares of Common Stock held by limited liability companies controlled by Mr. Nadhir.
(3) Excludes (i) 1,360,000 shares of Common Stock gifted by Mr. Beck to charitable foundations and other charitable organizations during 1997 and
    (ii) 3,327,874 shares of Common Stock previously deemed to be beneficially owned by Mr. Beck that were distributed to persons other than Mr. Beck upon liquidation of (x) a trust, the trustee of which was a corporation controlled by Messrs. Beck and Nadhir, (y) certain partnerships, of which the general partner was the corporation referenced in clause (x) above, and (z) the corporation referenced in clause (x) above. Includes (i)
    24,719 shares of Common Stock issuable upon conversion of $660,000 aggregate principal amount of the Company's 7 3/4% Convertible
    Subordinated Debentures due 2004 (the "7 3/4% Debentures"), (ii) 2,664,343 shares held by limited liability companies controlled by Mr. Beck and
    (iii) 10,610 shares owned by Mr. Beck's spouse, as to which he disclaims beneficial ownership. In addition, the amount indicated in the table does not reflect the sale by a lender to Mr. Beck of 2,032,880 shares of Common Stock pledged by Mr. Beck to secure a loan, the proceeds of which were used by the lender to satisfy Mr. Beck's obligation under the loan. The address for Mr. Beck is 14123 Denver West Parkway, Golden, Colorado 80401-4086.
(4) Includes (i) 1,200 shares of Common Stock held jointly by Mr. Alam and his spouse, (ii) 25 shares of Common Stock held by Mr. Alam's spouse, (iii) 2,451 shares of Common Stock subject to warrants held by Mr. Alam's spouse, and (iv) 400 shares of Common Stock held by Mr. Alam's minor children. See "Certain Transactions--BC Equity Funding, L.L.C. and Market Partners, L.L.C."
(5) Includes 35,760 shares of Common Stock held by Mr. Jacobson's spouse and excludes 40,800 shares held by Mr. Jacobson's children. Mr. Jacobson disclaims beneficial ownership of the shares held by his children.
(6) Includes 12,472 shares of Common Stock issuable upon conversion of $330,000 aggregate principal amount of the Company's 7 3/4% Debentures.
(7) In February 1998, the Company received a copy of a statement on Schedule 13G filed pursuant to Rule 13d-1 under the Exchange Act by Franklin Resources, Inc. ("Franklin Resources"), Charles B. Johnson, ("Charles Johnson"), Rupert H. Johnson, Jr. ("Rupert Johnson") and Templeton Global Advisers Limited ("Templeton") (collectively "Franklin"). The statement indicated that certain open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment subsidiaries of Franklin Resources beneficially own the shares of Common Stock shown in the table above. The statement indicated that Franklin Resources is a parent holding company, that Charles Johnson and Rupert Johnson are principal shareholders of Franklin Resources, and that Templeton is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The address for Franklin Resources, Charles Johnson and Rupert Johnson is 777 Mariners Island Boulevard, San Mateo, California 94404 and the address for Templeton is Lyford Cay, P.O. Box N-7759, Nassau Bahamas. The shares of Common Stock shown in the table above include 497,371 shares of Common Stock issuable upon conversion of $33,050,000 aggregate principal amount of the Company's outstanding convertible debt and 4,900 shares of Common Stock over which Templeton has sole dispositive power but no voting power.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who beneficially own more than 10% of the Common Stock, to file reports of ownership with the Securities and Exchange Commission. These persons also are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it, the Company believes that John J. Todd, former Chief Financial Officer--Boston Market Concept, and Mr. Zwain, a former Vice Chairman of the Board and the President and Chief Executive Officer--Boston Market Concept, each failed to timely file a Form 5 reporting transactions that occurred in 1997 prior to their respective resignations from the Company. The Company believes that all other filing requirements applicable to its executive officers, directors and greater than 10% stockholders were complied with.

OWNERSHIP OF EINSTEIN/NOAH BAGEL CORP. COMMON STOCK

  The Company currently owns approximately 17.3 million shares (representing 51.9% at March 27, 1998) of the outstanding common stock of ENBC. The following table provides the ownership of common stock of ENBC as of March 27, 1998 by (i) each director and nominee for director; (ii) the named executive officers; and (iii) all directors and executive officers as a group. The beneficial ownership reflected in the following table is calculated in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, ownership includes sole voting and investment power.

                                                                    SHARES
                                                                 BENEFICIALLY
                                                                  OWNED(1)(2)
                                                                ---------------
      NAME                                                      NUMBER  PERCENT
      ----                                                      ------  -------
      Saad J. Nadhir...........................................  23,060     *
      Scott A. Beck(3)......................................... 131,652     *
      Mark W. Stephens......................................... 144,440     *
      Dennis B. Mullen.........................................   7,965     *
      Joel M. Alam.............................................  12,809     *
      Arnold C. Greenberg......................................  25,000     *
      J. Bruce Harreld.........................................   2,500     *
      M Howard Jacobson(4).....................................   1,000     *
      Peer Pedersen............................................ 138,820     *
      Laurence M. Zwain........................................   2,391     *
      All directors and executive officers as a group
       (excluding Messrs. Mullen and Zwain) (11 persons)....... 502,189   1.5%

--------
*  Less than 1%.
(1) Includes shares of ENBC common stock subject to options which are exercisable within 60 days of March 27, 1998 as follows: Mr. Stephens-- 9,176; Mr. Mullen--4,365; Mr. Alam--12,745; and all directors and executive officers as a group (including such individuals, except Mr. Mullen, who is no longer an executive officer of the Company)--41,839. Also includes shares of ENBC common stock subject to options granted by the Company which are exercisable within 60 days of March 27, 1998 as follows: Mr. Nadhir--15,674; Mr. Stephens--31,334; and all executive officers and directors as a group--47,008. Also includes the following shares of ENBC common stock subject to warrants that the following individuals and all executive officers and directors as a group have received as a result of their ownership interest in Bagel Store Development Funding, L.L.C.: Mr. Beck--55,432; Mr. Pedersen--47,813; Mr. Zwain--2,391 and all executive officers and directors as a group (including such individuals, except Mr. Zwain)--103,245. See "Certain Transactions--Einstein/Noah Bagel Corp." As of April 7, 1998, the exercise price of all such options and warrants reflected in this Note 1 were in excess of the closing price of common stock of ENBC as quoted on the Nasdaq National Market.
(2) Excludes the aggregate number of shares of common stock of ENBC owned by the Company that may be deemed to be beneficially owned by such individuals because each such individual (other than Messrs. Mullen, Alam and Zwain) may be deemed to be an affiliate of the Company. Each such individual disclaims any beneficial ownership of such shares.
(3) Includes 17,948 shares held by a limited partnership, of which Mr. Beck is the general partner.
(4) Includes 500 shares of ENBC common stock held by Mr. Jacobson's spouse and excludes 1,500 shares held by Mr. Jacobson's children. Mr. Jacobson disclaims beneficial ownership of the shares held by his children.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The four standing committees of the Board of Directors of the Company are the Executive Committee, the Audit Committee, the Compensation Committee and the Stock Option Committee, the functions and membership of which are described below. The Board of Directors does not have a standing nominating committee. The Board of Directors held an aggregate of 21 regular and special meetings in 1997 and also acted by unanimous written consent two times.

  Executive Committee. The Executive Committee consists of three directors:
Messrs. Nadhir, Beck and Stephens. The Executive Committee met one time during fiscal 1997 and acted by unanimous written consent nine times. The Executive Committee has the same powers as the Board of Directors and may act when the Board is not in session, subject to the limitations of the Delaware General Corporation Law. However, the Executive Committee is not authorized to issue shares of Common Stock, except that the Executive Committee may issue shares of Common Stock having a fair market value not in excess of $5 million in connection with business combination transactions.

  Audit Committee. The Audit Committee consists of three non-employee directors: Messrs. Greenberg, Jacobson and Pedersen. The Audit Committee met one time during fiscal 1996 and one time during fiscal 1997 in connection with the Company's 1996 fiscal year end audit and three times in 1998 in connection with the Company's 1997 fiscal year end audit. The Audit Committee's functions include making recommendations to the Board of Directors on the selection of the Company's auditors, reviewing the arrangements for, and scope of, the independent auditors' examination, meeting with the independent auditors, the Board of Directors and certain officers of the Company to review the adequacy of internal controls and reporting, and performing any other duties or functions deemed appropriate by the Board of Directors.

  Compensation Committee. The Compensation Committee consists of three non-employee directors: Messrs. Greenberg, Jacobson and Pedersen. The Compensation Committee met two times during fiscal 1997. The Compensation Committee is responsible for establishing policies for, and making recommendations to, the Board of Directors regarding salaries and certain other compensation to be paid to certain officers of the Company. See "Report of the Compensation and Stock Option Committees."

  Stock Option Committee. The Stock Option Committee consists of two non-employee directors: Messrs. Greenberg and Jacobson. The Stock Option Committee met nine times during fiscal 1997 and also acted by unanimous written consent one time. The Stock Option Committee is responsible for the administration of, and the granting of all options under, the Company's Amended and Restated 1991 Employee Stock Option Plan, as amended (the "1991 Plan"), the Company's Amended and Restated 1995 Employee Stock Option, as amended (the "1995 Plan"), and the Company's 1997 Stock Option Plan, as amended (the "1997 Plan"). See "Executive Compensation--1997 Stock Option Plan and Option Repricings" and "Report of the Compensation and Stock Option Committees--Report on Stock Option Exchange Program."

  Mr. Harreld attended 13 of the 21 meetings held by the Board of Directors in fiscal 1997. During the time each other current director served in such capacity in fiscal 1997, no such director attended less than 75% of the aggregate of all meetings of the Board of Directors and all meetings held by committees of the Board of Directors on which such director served.

  Nominations for election of directors are made by the Board of Directors and, pursuant to the Company's bylaws, may be made by a committee appointed by the Board or by any stockholder entitled to vote in the election of directors. See "Submission of Stockholder Proposals for the 1999 Annual Meeting" for procedures for nominations by stockholders.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth compensation for the fiscal years ended December 28, 1997, December 29, 1996 and December 31, 1995 received by the Company's Chief Executive Officer, the Company's four other most highly compensated executive officers serving at the end of fiscal year 1997 and Laurence M. Zwain, for whom disclosure would have been required but for the fact that Mr. Zwain resigned from the Company in August 1997 (collectively, the "named executive officers"). Scott A. Beck was the Chief Executive Officer of the Company until October 1, 1997 when Saad J. Nadhir assumed that office. The Company does not have a restricted stock award program or a long-term incentive plan in which executive officers or directors of the Company may participate.

                                                         OTHER     SECURITIES   ALL
                                                        ANNUAL     UNDERLYING  OTHER
NAME AND PRINCIPAL                                      COMPEN-     OPTIONS   COMPEN-
POSITION                 YEAR  SALARY       BONUS       SATION       (#)(1)    SATION
------------------       ---- --------    ----------    -------    ---------- --------
Saad J. Nadhir.......... 1997 $150,769(2) $        0(2) $     0     158,529   $110,762(3)
 Co-Chairman of the
  Board                  1996  200,000             0     24,307(4)   50,000     34,555
 and Chief Executive
  Officer                1995  176,923             0     28,000(4)   19,355     19,409
Scott A. Beck........... 1997  457,693             0          0     209,413          0
 Co-Chairman of the
  Board                  1996  200,000             0          0      50,000          0
 and President           1995  176,923             0          0      19,355          0
Mark W. Stephens........ 1997  400,000     1,050,000(5)       0     192,451          0
 Vice Chairman and       1996  353,846             0      4,213(4)   50,000          0
 Chief Financial Officer 1995  176,923             0      4,000(4)   19,355      2,401
Dennis B. Mullen........ 1997  150,000       250,000          0      63,244     92,308(3)
 Executive Vice
  President--            1996      --            --         --          --         --
 Business Partner
  Group(6)               1995      --            --         --          --         --
Joel M. Alam (7)........ 1997  175,962       175,000          0      52,140     86,046(8)
 Senior Vice President,
  General                1996  125,000             0          0           0          0
 Counsel and Secretary   1995  125,673             0          0           0          0
Laurence M. Zwain....... 1997  276,923        78,461          0      33,922    153,846(9)
 Former Vice Chairman of
  the                    1996  350,769        92,308          0     250,000    210,227(10)
 Company and President
  and Chief              1995      --            --         --          --         --
 Executive Officer--
 Boston Market Concept

--------
 (1) Amounts reported for 1997 include the following number of options granted during 1997 which were subsequently canceled in November 1997 in connection with the Company's stock option exchange program as follows:
     Mr. Nadhir--16,961; Mr. Beck--42,403; Mr. Stephens--33,922; Mr. Mullen--
     26,066; and Mr. Alam--11,336. The option grants reported for 1996 and 1995 for each of such named executive officers were also subsequently canceled in November 1997 in connection with the Company's stock option exchange program. See "--1997 Stock Option Plan and Option Repricings" and "Report of the Compensation and Stock Option Committees--Report on Stock Option Exchange Program." The option grants to Mr. Zwain in 1997 and 1996 were subsequently canceled in August 1997 in connection with his resignation from the Company.
 (2) Amount reported for Mr. Nadhir's salary reflects, in part, the proportionate amount of his $400,000 annual salary paid after Mr. Nadhir's return to the Company as Co-Chairman and Chief Executive Officer of the Company in October 1997. Mr. Nadhir voluntarily waived receipt of a bonus of $400,000 for services rendered during 1997. See "Report of the Compensation and Stock Option Committees--Chief Executive Officer Compensation" and "Certain Transactions--Consulting and Other Agreements."
 (3) Amount reported for Mr. Nadhir represents reimbursement for living expenses in Golden, Colorado. Amount reported for Mr. Mullen represents relocation reimbursements.
 (4) Constitutes taxable income in connection with personal use of aircraft leased by Company calculated in accordance with Internal Revenue Service requirements.

 (5) Includes $450,000 paid in January 1998 in connection with continuing in the employment of the Company through fiscal year 1997. See "Report of the Compensation and Stock Option Committees--Cash Compensation."
 (6) Mr. Mullen served as Chief Financial Officer--Boston Market Concept through January 1998.
 (7) During 1996 and a portion of 1995, Mr. Alam was employed by ENBC and provided no services to the Company. Accordingly, ENBC paid all of Mr. Alam's salary in 1996 and approximately $84,135 of his salary for 1995.
 (8) Constitutes taxable income in connection with the exercise of stock options.
 (9) Represent payments made during 1997 in connection with Mr. Zwain's Transition and Consulting Agreement with the Company entered into in connection with his resignation from the Company in August 1997. See "Certain Transactions--Consulting and Other Agreements."
(10) Amount includes $209,227 in relocation reimbursements and $1,000 for entering into a non-compete agreement.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth individual grants of stock options made to the named executive officers during the fiscal year ended December 28, 1997. See "--1997 Stock Option Plan and Option Repricings" and "Report of the Compensation and Stock Option Committees--Report on Stock Option Exchange Program."

                                                                                     POTENTIAL
                                               PERCENT OF                       REALIZABLE VALUE AT
                                             TOTAL OPTIONS                        ASSUMED ANNUAL
                                                GRANTED     EXERCISE              RATES OF STOCK
                         DATE OF  OPTIONS     TO EMPLOYEES  OR BASE  EXPIRATION PRICE APPRECIATION
 NAME                     GRANT   GRANTED    IN FISCAL YEAR  PRICE      DATE    FOR OPTION TERM(1)
 ----                    -------- -------    -------------- -------- ---------- -------------------
                                                                                   5%       10%
                                                                                -------- ----------
Saad J. Nadhir..........   1/8/97  16,961(2)      0.3%      $35.3750    1/8/07  $377,334 $  956,238
                         11/10/97  25,000(3)      0.5         8.9375  11/10/07   140,519    356,102
                         11/10/97  30,252(4)      0.6         8.9375  11/10/07   170,039    430,912
                         11/10/97  86,316(5)      1.7         8.9375  11/10/07   485,160  1,229,491
Scott A. Beck...........   1/8/97  42,403(2)      0.8        35.3750    1/8/07   943,346  2,390,623
                         11/10/97  25,000(3)      0.5         8.9375  11/10/07   140,519    356,102
                         11/10/97  30,252(4)      0.6         8.9375  11/10/07   170,039    430,912
                         11/10/97 111,758(5)      2.2         8.9375  11/10/07   628,163  1,591,889
Mark W. Stephens........   1/8/97  33,922(2)      0.7        35.3750    1/8/07   754,668  1,912,476
                         11/10/97  25,000(3)      0.5         8.9375  11/10/07   140,519    356,102
                         11/10/97  30,252(4)      0.6         8.9375  11/10/07   170,039    430,912
                         11/10/97 103,277(5)      2.0         8.9375  11/10/07   580,494  1,471,085
Dennis B. Mullen........  6/16/97  26,066(2)      0.5        15.6875   6/16/07   257,162    651,698
                         11/10/97  11,112(3)      0.2         8.9375  11/10/07    62,458    158,280
                         11/10/97  26,066(5)      0.5         8.9375  11/10/07   146,510    371,286
Joel M. Alam............   3/4/97  11,336(2)      0.2        30.8750    3/4/07   220,112    557,808
                         11/10/97  13,334(3)      0.3         8.9375  11/10/07    74,947    189,930
                         11/10/97  16,134(4)      0.3         8.9375  11/10/07    90,685    229,814
                         11/10/97  11,336(5)      0.2         8.9375  11/10/07    63,717    161,471
Laurence M. Zwain.......   1/8/97  33,922(2)      0.7        35.3750    1/8/07   754,668  1,912,476

--------
(1) These amounts represent certain assumed annual rates of appreciation calculated from the exercise price, as required by the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved. As of April 7, 1998, the exercise price of all options reflected in the above table were in excess of the closing price of the Common Stock as quoted on the Nasdaq National Market.

(2) All such grants were canceled (i) in November 1997 in the case of the named executive officers, other than Mr. Zwain, in connection with the Company's stock option exchange program and (ii) in August 1997 in the case of Mr. Zwain in connection with his resignation from the Company.
(3) Options granted become exercisable in full on November 10, 1998.
(4) Options granted become exercisable with respect to 50% of the total number of shares on each of November 10, 1998 and November 10, 1999.
(5) Options granted become exercisable with respect to 33 1/3% of the total number of shares on each of November 10, 1998, November 10, 1999 and November 10, 2000.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth for the named executive officers aggregated information concerning each exercise of stock options during the fiscal year ended December 28, 1997 and the fiscal year-end value of unexercised, in-the-money options.

                                                   NUMBER OF
                          SHARES              UNEXERCISED OPTIONS      VALUE OF UNEXERCISED
                         ACQUIRED             AT FISCAL YEAR-END       IN-THE-MONEY OPTIONS
                            ON     VALUE              (#)               AT FISCAL YEAR-END
                         EXERCISE REALIZED ------------------------- -------------------------
NAME                       (#)      ($)    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     -------- -------- ------------------------- -------------------------
Saad J. Nadhir..........      0         0       661,072/141,568            3,142,582/ 0
Scott A. Beck...........      0         0       577,500/167,010            2,671,766/ 0
Mark W. Stephens........      0         0       150,000/158,529              154,688/ 0
Dennis B. Mullen........      0         0             0/ 37,178                    0/ 0
Joel M. Alam............  9,900    86,046         3,600/ 40,804                3,713/ 0
Laurence M. Zwain.......      0         0             0/      0                    0/ 0

1997 STOCK OPTION PLAN AND OPTION REPRICINGS

  In August 1997, the Board of Directors adopted and approved the 1997 Plan for use initially in connection with a proposed stock option exchange program being considered by the Stock Option Committee. The 1997 Plan is administered by the Stock Option Committee of the Board of Directors and provides the Stock Option Committee with the authority to, among other things, determine: (a) the persons to be granted options under the 1997 Plan, (b) the number of shares subject to each option, (c) the time or times at which options will be granted, (d) the option price of the shares subject to each option, and (e) the time or times when each option becomes exercisable and the duration of the exercise period. Options granted under the 1997 Plan have a term of 10 years, subject to earlier termination as provided in the 1997 Plan. The number of shares initially available for issuance under the 1997 Plan upon the exercise of options was 7,646,663. This number represents the sum of (x) that number of shares of Common Stock which were subject to outstanding options granted under the 1995 Plan and the 1991 Plan (together, the "Existing Plans") that were exchanged for options granted pursuant to the 1997 Plan on November 10, 1997 (the "Exchange Date") in connection with the Company's option exchange program, and (y) that number of shares of Common Stock that were, as of the Exchange Date, available for issuance under the Existing Plans but not subject to options previously granted under the Existing Plans. In connection with the adoption of the 1997 Plan, the Board of Directors amended the Existing Plans to reduce the number of shares of Common Stock available for issuance pursuant to options granted under those plans by 7,646,663 shares in the aggregate. Thus, the aggregate number of shares of Common Stock available for issuance under the Company's stock option plans was not increased as a result of the adoption of the 1997 Plan. In March 1998, the Board of Directors increased the number of shares of Common Stock issuable under the 1997 Plan by 2,000,000 shares.

  Under the terms of the 1997 Plan, each outstanding option on the date of a "Change in Control" shall be immediately exercisable in full on or after such date during its term, without regard to any vesting schedule established pursuant to the Plan. The term "Change in Control" includes certain mergers, consolidations or reorganizations involving the Company, the sale of all or substantially all of the assets of the Company, the acquisition by any person or group (as the terms "person" and "group" are used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act and the rules and regulations promulgated thereunder) of issued and outstanding voting securities of the Company having more than 50% of the voting power of the issued and outstanding voting securities of the Company, and certain changes in the composition of the Board of Directors.

  In October 1997, the Stock Option Committee of the Board of Directors authorized a stock option exchange program to provide all employees, including executive officers, the opportunity to exchange existing options with exercise prices in excess of the then fair market value of the Common Stock for new options priced at fair market value on the date of exchange. On November 10, 1997, approximately 3.4 million vested and unvested outstanding options with original exercise prices ranging from $11.1875 to $37.88 per share were canceled in exchange for the grant of the same number of new options under the 1997 Plan with an exercise price of $8.9375 per share, the fair market value of the Common Stock on the date of such exchange. The exchange of options held by certain named executive officers is set forth in the table below. The vesting schedule of the new options was determined according to the grant date of the canceled options. New options issued in exchange for canceled options originally granted from January 1, 1994 through November 14, 1994 vest 100% on November 10, 1998. New options issued in exchange of canceled options originally granted from November 15, 1994 through December 18, 1995 vest 50% on each of November 10, 1998 and November 10, 1999. New options issued in exchange for canceled options originally granted after December 18, 1995 vest 33 1/3% on each of November 10, 1998, November 10, 1999 and November 10, 2000.

  The following table provides information concerning all repricings of stock options of all executive officers (including directors) since November 8, 1993 (when the Company became subject to the reporting requirements of the Exchange
Act). See "Report of the Stock Option and Compensation Committees--Report on Stock Option Exchange Program."

                                   NUMBER
                                     OF     MARKET
                                   SHARES  PRICE OF                        LENGTH OF
                                   UNDER-   COMMON   EXERCISE           ORIGINAL OPTION
                                   LYING   STOCK AT  PRICE AT    NEW     TERM REMAINING
                                  OPTIONS   TIME OF   TIME OF  EXERCISE    AT DATE OF
NAME                       DATE   REPRICED REPRICING REPRICING  PRICE    REPRICING (1)
----                     -------- -------- --------- --------- -------- ----------------
Saad J. Nadhir.......... 11/10/97  25,000   $8.9375  $18.0000  $8.9375  6 years 2 months
                         11/10/97  30,252    8.9375   14.8750   8.9375  7 years 1 month
                         11/10/97  19,355    8.9375   31.0000   8.9375  8 years 1 month
                         11/10/97  50,000    8.9375   25.3750   8.9375  8 years 8 months
                         11/10/97  16,961    8.9375   35.3750   8.9375  9 years 2 months
Scott A. Beck........... 11/10/97  25,000    8.9375   18.0000   8.9375  6 years 2 months
                         11/10/97  30,252    8.9375   14.8750   8.9375  7 years 1 month
                         11/10/97  19,355    8.9375   31.0000   8.9375  8 years 1 month
                         11/10/97  50,000    8.9375   25.3750   8.9375  8 years 8 months
                         11/10/97  42,403    8.9375   35.3750   8.9375  9 years 2 months
Mark W. Stephens........ 11/10/97  25,000    8.9375   18.0000   8.9375  6 years 2 months
                         11/10/97  30,252    8.9375   14.8750   8.9375  7 years 1 month
                         11/10/97  19,355    8.9375   31.0000   8.9375  8 years 1 month
                         11/10/97  50,000    8.9375   25.3750   8.9375  8 years 8 months
                         11/10/97  33,922    8.9375   35.3750   8.9375  9 years 2 months
Dennis B. Mullen........ 11/10/97  11,112    8.9375   18.0000   8.9375  6 years 2 months
                         11/10/97  26,066    8.9375   15.6875   8.9375  9 years 7 months
Joel M. Alam............ 11/10/97  13,334    8.9375   18.0000   8.9375  6 years 2 months
                         11/10/97  16,134    8.9375   14.8750   8.9375  7 years 1 month
                         11/10/97  11,336    8.9375   30.8750   8.9375  9 years 5 months
Mark A. Link............ 11/10/97  12,622    8.9375   18.0000   8.9375  6 years 2 months
                         11/10/97   5,372    8.9375   14.8750   8.9375  7 years 1 month
                         11/10/97   9,412    8.9375   17.0000   8.9375  7 years 5 months
                         11/10/97   8,065    8.9375   31.0000   8.9375  8 years 1 month
                         11/10/97   6,969    8.9375   35.8750   8.9375  8 years 6 months
                         11/10/97  10,000    8.9375   25.3750   8.9375  8 years 8 months
                         11/10/97   7,067    8.9375   35.3750   8.9375  9 years 2 months
                         11/10/97   4,000    8.9375   30.8750   8.9375  9 years 4 months
Mark R. Goldston (2).... 11/10/97 100,000    8.9375   16.0000   8.9375  8 years 2 months
                         11/10/97 100,000    8.9375   27.9375   8.9375  8 years 2 months
                         11/10/97  25,000    8.9375   25.3750   8.9375  8 years 8 months
                         11/10/97     362    8.9375   35.3750   8.9375  9 years 2 months

--------
(1) All options have a ten year term.
(2) Mr. Goldston resigned as a Vice Chairman of the Company in December 1997. See "Certain Transactions--Consulting and Other Agreements."

DIRECTOR COMPENSATION

  In addition to annual option grants to purchase shares of Common Stock having a fair market value of $200,000 on the date of grant under the Amended and Restated 1991 Stock Option Plan for Non-Employee Directors, directors who are not officers or employees of, or consultants to, the Company receive $500 cash compensation for each Board of Directors meeting at which they are present and for each committee meeting at which they are present not held in conjunction with a meeting of the Board of Directors. Outside directors are also reimbursed for their expenses for each Board and committee meeting attended.

  In October 1997, in connection with the Company's proposed acquisition of BC Equity Funding, L.L.C. ("BCEF") and Market Partners, L.L.C. ("Market Partners"), funds which have invested in 11 of 14 area developers of the Company, the Board of Directors established a special committee of the Board (the "Special Committee") comprised of Messrs. Greenberg and Jacobson. In connection with their service on the Special Committee, Messrs. Greenberg and Jacobson are each entitled to receive $20,000 per month during their term as members of the Special Committee. Messrs. Greenberg and Jacobson are also entitled to be reimbursed for their expenses in connection with their service on the Special Committee.

  See also "Certain Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following persons served as members of the Compensation Committee of the Board of Directors during the fiscal year ended December 28, 1997: Arnold C. Greenberg, M Howard Jacobson and Peer Pedersen.

  No executive officer of the Company, except Scott A. Beck, Co-Chairman of the Board, President and a director of the Company, and Mark R. Goldston, formerly a Vice Chairman of the Board and a director of the Company, served as a member of the compensation committee or as a director of any other entity, one of whose executive officers serves on the Compensation Committee or is a director of the Company. Mr. Beck is Chairman of the Board and a member of the compensation committee of ENBC's board of directors and Mr. Goldston was President, Chief Executive Officer and a director of ENBC until his resignation from such positions in December 1997.

  Mr. Pedersen has a minority equity interest in two of the Company's area developers, which area developers are partially financed by the Company. Mr. Pedersen also has a minority equity interest in BCEF and Market Partners. See "Certain Transactions--BC Equity Funding, L.L.C. and Market Partners, L.L.C."

  In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Report of the Compensation and Stock Option Committees" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act.

            REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

  The Board of Directors has two standing committees responsible for executive compensation matters. The Compensation Committee has overall responsibility for cash compensation and the Stock Option Committee has overall responsibility for stock option grants, including grant approval and plan administration. The following report on executive compensation is furnished by the members of such committees.

GENERAL POLICIES

  The Company's compensation program is intended to enable the Company to attract, motivate, reward and retain the management talent required to achieve corporate objectives in a highly competitive industry. It is the Company's policy to provide incentives to its senior management to achieve both short-term and long-term objectives. For 1997, the Company's executive compensation consisted primarily of salary, incentive bonuses and stock options.

CASH COMPENSATION

  For 1997, cash compensation for executive officers consisted of salary and, in certain cases, a cash bonus. In prior years, bonuses generally have not been part of the Company's overall executive compensation structure.

  The Company believes that base salaries for executives officers historically have been low relative to (i) cash salaries of similarly sized or otherwise comparable companies, (ii) the contributions of the executive officers in developing the Boston Market system, and (iii) their experience, responsibilities and achievements. As a result, the Company has historically relied in large part on incentive compensation in the form of stock options. However, due to a significant decline in the market price of the Company's Common Stock during fiscal 1997, many of the stock options granted to employees in early 1997 and in recent years had exercise prices substantially in excess of the fair market value of the Common Stock during much of 1997. As a result, in order to ensure that the Company would retain the services of many of its employees, including executive officers, at a critical time in the Company's history, it was determined that cash compensation, in the form of salary and bonus, needed to be a larger portion of overall executive compensation during fiscal 1997. In determining the amount of such compensation, the Committee considered (i) the contribution of the executive officers during 1997, (ii) their experience, responsibilities and achievements, and (iii) the difficulty of replacing such individuals if they left the employment of the Company at such a critical time in the Company's history. In general for 1997, Messrs. Nadhir and Beck determined the base salaries for executive officers (other than themselves and Mr. Stephens), and the Compensation Committee determined the base salary for Messrs. Beck, Nadhir and Stephens, based upon the foregoing objectives and measures. In addition, in determining the amount of Mr. Stephens' bonus for fiscal 1997, the Compensation Committee considered Mr. Stephens' substantial responsibility for
(i) the successful renegotiation of the Company's secured revolving credit facility, which was completed in October 1997, and (ii) the Company's proposed transition to a company-owned structure.

  The Company anticipates that cash compensation, including bonuses based on targeted performance objectives, will continue to play a larger role in overall compensation of executive officers in the near future. For fiscal 1998, the Company has adopted a performance-based compensation policy providing employees above the manager level with the opportunity to earn incentive compensation, in addition to their annual base salary, based upon achieving certain corporate and individual objectives. The corporate objectives are based upon the Company achieving certain financial targets for the fiscal year and the individual objectives, except with respect to executive officers, will be jointly developed by the employee and his or her supervisor. Individual objectives for executive officers will be determined by the Compensation Committee based on the recommendations of management. In addition, the Company also determined that for fiscal 1998, employees above the manager level, including executive officers, would not receive salary increases.

STOCK OPTIONS

  The Stock Option and Compensation Committees have always considered incentive compensation in the form of stock options to be an integral, important and relatively large part of executive compensation in particular and employee compensation generally. The Committee believes that stock options directly align the interests of management with the Company's stockholders to increase stockholder value over a period of years.

  The granting of stock options is within the sole discretion of the Stock Option Committee. Historically, the Stock Option Committee has exercised that discretion in making grants annually near the beginning of each year. All options granted have an exercise price equal to the fair market value of the Common Stock on the grant date. The Stock Option Committee also previously authorized automatic stock option grants to be made to executive officers and other employees at the Company's support center upon commencement of employment utilizing an approved formula that considered such factors as salary and position with the Company. Such grants were pro-rated based upon an individual's date of commencement of employment with the Company. In January 1998, in order to minimize potential dilution associated with the Company's equity incentive compensation plans, the Stock Option Committee rescinded the automatic grant policy. As a result, all future option grants will be made only at the determination of the Stock Option Committee on an individual basis based upon recommendations of management. The Stock Option Committee granted options to executive officers and other employees of the Company in January and March 1997.

REPORT ON STOCK OPTION EXCHANGE PROGRAM

  The Company believes that it has historically paid lower than competitive annual salaries to full-time employees, including executive officers. The Company believes that most of its officers, upon joining the

Company, experienced a significant reduction in annual cash compensation from his or her prior employment. In lieu of paying comparable salaries, the Company provided equity incentives in the form of stock options designed to attract, motivate and retain employees. The Company has granted stock options at exercise prices equal to the market price of the Common Stock on the date of grant. In 1997, the Stock Option Committee realized that because certain previously granted stock options had exercise prices significantly higher than the fair market value of the Common Stock, employees now perceived those options as having little value. The diminished value of those previously granted stock options had a significant adverse effect on employee morale and enthusiasm. This was exacerbated by significant reductions in support center staff, thereby requiring remaining employees to assume significant additional responsibilities. As a result, the Stock Option Committee believed that the "underwater" stock options were no longer providing sufficient incentive to induce employees to remain with the Company or motivate them towards improving the Company's overall financial performance during a critical transition period for the Company. In view of the diminished value of the stock options, and in light of the significant role stock options have played in employees' overall compensation, the Stock Option Committee determined that repricing "underwater" stock options was in the best interest of the Company's stockholders. After weighing the benefits and detriments of implementing such a program, the Stock Option Committee decided to adopt the program because it believed that it was a necessary tool to induce employees, including executive officers, to remain with the Company and provide the additional efforts needed during this very critical time in the Company's history. See "Executive Compensation--1997 Stock Option Plan and Option Repricings."

CHIEF EXECUTIVE OFFICER COMPENSATION

  Scott A. Beck joined the Company as Chairman of the Board, Chief Executive Officer and a director in June 1992 and has been Chairman or Co-Chairman since that date. In January 1997, he also assumed the responsibilities of President of the Company. He served as the Chief Executive Officer of the Company until October 1997 when Saad J. Nadhir assumed that office. Mr. Nadhir joined the Company as Vice Chairman of the Board and a Director in December 1991. He resigned as President and Co-Chairman of the Board in January 1997. He rejoined the Company as Co-Chairman of the Board and Chief Executive Officer in October 1997.

  The Compensation Committee believes that Mr. Beck's entrepreneurial drive, dedication, commitment and knowledge have been of vital importance to the administration and operations of the Company. Similarly, the Compensation Committee believes that Mr. Nadhir has made valuable contributions to the Company.

  Messrs. Beck's and Nadhir's compensation for fiscal 1997 consisted of base salary and stock options. In considering the base salary for 1997 of Mr. Beck as the Company's Chief Executive Officer prior to Mr. Nadhir's election to that position, the Compensation Committee evaluated Mr. Beck's personal performance with the Company, including his contribution to the development and implementation of corporate strategy and commitment to the Company, and the Company's performance with respect to factors such as developing and growing the Boston Market system and revenue growth. In connection with Mr. Nadhir's return to the Company as Chief Executive Officer in October 1997, the Compensation Committee considered the same factors that it considered with respect to Mr. Beck, and, in addition, Mr. Nadhir's expected role in connection with the development and testing of an expanded Boston Market store format. In respect of Messrs. Beck's and Nadhir's 1997 annual stock option grant, the Stock Option Committee considered the same factors that were used to determine stock option grants to all executive officers discussed above.

  Mr. Nadhir was granted a $400,000 bonus, which he voluntarily waived, for services performed in 1997. In determining to award Mr. Nadhir such a bonus, the Compensation Committee considered Mr. Nadhir's role (i) in the development of an expanded Boston Market concept currently being tested in Charlotte, North Carolina and the potential application of that concept throughout the existing store base and (ii) in connection with the Company's proposed transition to a Company-owned structure. The Compensation Committee believes that Messrs. Beck's and Nadhir's compensation, and in particular their salaries, have been low relative to the compensation of similar executive officers of similarly sized or otherwise comparable companies of which the Compensation Committee members are aware.

POLICY REGARDING SECTION 162(M)

  In general, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the tax deductibility of annual compensation paid to certain executive officers of a publicly held corporation to $1 million, subject to an exception for "performance-based" compensation plans as defined under that Section. Generally, the Compensation Committee and Stock Option Committee reserve the right to grant compensation to Company executives in amounts it deems appropriate regardless of whether such compensation is deductible for federal income tax purposes. When making decisions concerning executive compensation, the Compensation Committee takes into account the deduction limits under Section 162(m), as well as other factors, including economic and industry trends, competition for talented executives and the contributions of the executive officers to the development of the Company's business. Options granted to executives in fiscal 1997 are potentially subject to limits on permitted federal income tax deductions upon exercise of such options, including under Section 162(m). The Stock Option Committee determined to make the grants of options to executives in 1997 despite such options potentially being subject to the $1 million cap on executive compensation. The Stock Option Committee determined that such grants and the associated incentives therefrom were more important to the Company and its stockholders than the potential loss of related compensation deductions. Each of the Compensation and Stock Option Committee's policy is to maintain, where feasible, a compensation structure that will permit all executive compensation to be tax deductible by the Company. However, each member of the Compensation Committee and Stock Option Committee believes that it is vital for the Company's long-term interest to ensure that talented individuals will continue to serve the Company. Accordingly, the Committees may continue, in appropriate circumstances, to authorize compensation that may not be deductible in its entirety.

CONCLUSION

  The Compensation Committee believes that performance-based cash compensation will play a larger role in overall compensation of executive officers than it has historically. The Stock Option Committee intends to continue the policy of providing a portion of executive compensation in the form of incentive-based compensation, such as stock options. The Committees believe that this combination of compensation, with the equity incentives aligning the financial interests of management with the financial interests of stockholders, provides the proper incentives to retain, reward and attract high quality management. The Committees intend to review the executive compensation structure at least annually, increase salaries and make option grants, and provide additional forms of incentive-based or fixed compensation, all as the Committees believe appropriate to retain, reward and attract management with the necessary experience to further the Company's growth.

     COMPENSATION COMMITTEE MEMBERS       STOCK OPTION COMMITTEE MEMBERS
     Arnold C. Greenberg                  Arnold C. Greenberg
     M Howard Jacobson                    M Howard Jacobson
     Peer Pedersen

                               PERFORMANCE GRAPH

  The Company has determined that a peer group that is representative of its line of business and its stage of commercial development is appropriate for performance comparison purposes. The members of the peer group are Applebees International, Inc., Au Bon Pain Co. Inc., Brinker International Inc., Buffets, Inc. (acquired Hometown Buffet, Inc. in September 1996), Checkers Drive-In Restaurants, Inc., Cracker Barrel Old Country Store, Inc., Fresh Choice, Inc., Koo Koo Roo, Inc., McDonald's Corp., Outback Steakhouse Inc., Papa John's International Inc., Pollo Tropical Inc., Rally's Hamburgers Inc., Sbarro Inc., Sonic Corp., Starbucks Corp., Taco Cabana, Inc., and Wendy's International Inc. (the "Peer Group Index"). The following graph compares the percentage change in the cumulative total returns on the Common Stock, the Peer Group Index, and the Standard & Poor's 500 Index (assuming reinvestment of any dividends) for the period beginning on November 8, 1993, the effective date of the registration of the Common Stock under Section 12 of the Exchange Act, and ending on December 26, 1997, the last day on which shares of Common Stock traded on the Nasdaq National Market prior to December 28, 1997, the last day of the Company's 1997 fiscal year.

                        COMPARISON OF CUMULATIVE RETURN
                    VS. PEER GROUP AND S&P 500 INDICES (1)

                                     LOGO

                      11/8/93 12/23/93 12/23/94 12/29/95 12/27/96 12/26/97
                      ------- -------- -------- -------- -------- --------
Boston Chicken, Inc.   $100   $190.00  $160.00  $321.30  $347.50  $ 65.60
Peer Group             $100   $102.13  $ 93.28  $137.37  $144.55  $146.82
S&P 500                $100   $100.25  $101.57  $139.75  $171.83  $229.16

--------
(1) Assumes $100 invested on November 8, 1993 in Common Stock, the Peer Group Index, and the S&P 500 Index. Historical results are not necessarily indicative of future performance.

                             CERTAIN TRANSACTIONS

TRANSACTIONS WITH AREA DEVELOPERS

  R&A Food Services, L.P. Lawrence Beck, Scott Beck's father, is a minority investor in R&A Food Services, L.P. ("R&A"), the Company's area developer for the Miami/Ft. Lauderdale, West Palm Beach/Ft. Pierce/Vero Beach, Ft. Myers/Naples, Tampa/St. Petersburg and Orlando areas dominant of influence ("ADIs"), and a director of and minority stockholder in R&A Food Services, Inc., the general partner of R&A. In fiscal 1997, the Company earned from R&A an aggregate of $11.9 million in franchise, royalty, software license, software maintenance, and accounting fees and rent. As of December 28, 1997, the maximum commitment amount of the Company's loan to R&A was $98.5 million, of which $93.2 million was outstanding as of such date. In addition, in fiscal 1997, the Company earned from R&A $6.8 million in interest on its loan with the Company. In addition, in fiscal 1997, the Company purchased from R&A special distribution rights granted pursuant to R&A's area development agreement and each franchise agreement (which special distribution rights gave R&A a right of first refusal on providing Boston Market products through alternative distribution channels, such as grocery stores, within R&A's ADIs) and certain real estate related assets for an aggregate of 326,453 shares of Common Stock having a fair market value on the date of issuance of approximately $5.9 million. The purchase price of the special distribution rights was determined based on a valuation of such rights from an independent third party and the purchase price of the real estate related assets was equal to R&A's cost for such assets.

  P&L Food Services, L.L.C. Lawrence Beck is the majority equity holder in P&L Food Services, L.L.C. ("P&L"), the Company's area developer for the Pittsburgh, Cleveland, and Youngstown ADIs. In fiscal 1997, the Company earned from P&L an aggregate of $5.3 million in development, franchise, royalty, software license, software maintenance, and accounting fees and rent. As of December 28, 1997, the maximum commitment amount of the Company's loan to P&L was $55.0 million, of which $48.2 million was outstanding as of such date. In addition, in fiscal 1997, the Company earned from P&L $3.3 million in interest on its loan with the Company.

  BC Great Lakes, L.L.C. Peer D. Pedersen, son of Peer Pedersen, a director of the Company, and Lawrence Beck are each minority stockholders in BC Chicago, Inc., which is the managing member of BC Great Lakes, L.L.C. ("BC Great Lakes"), the Company's area developer for the Chicago, Milwaukee, Green Bay and Detroit ADIs. Peer Pedersen, two family members of Dean L. Buntrock, who resigned as a director of the Company in March 1998, and a Buntrock family trust own indirect minority interests in BC Great Lakes as limited partners of BC Detroit/Seattle, L.P. ("BC Detroit/Seattle"), which is a partner of BC Detroit, L.P., which is a member of BC Great Lakes. In fiscal 1997, the Company earned from BC Great Lakes an aggregate of $15.2 million in development, franchise, royalty, software license, software maintenance, accounting, and other fees and rent. As of December 28, 1997, the maximum commitment amount of the Company's loan to BC Great Lakes was $115.1 million, of which $112.7 million was outstanding as of such date. In addition, in fiscal 1997, the Company earned from BC Great Lakes $9.6 million in interest on its loan with the Company. In addition, in fiscal 1997 the Company purchased from BC Great Lakes certain real estate related assets for an aggregate of 44,307 shares of Common Stock having a fair market value on the date of issuance of approximately $1.0 million. The purchase price of such assets was equal to BC Great Lake's cost for such assets. In March 1998, the Company converted its loan to BC Great Lakes into an 85% equity interest in BC Great Lakes.

  BC Northwest, L.P. Dennis B. Mullen, the Company's Executive Vice President--Business Partner Group, owns a direct minority interest in BC Northwest, L.P. ("BC Northwest"), the Company's area developer for the Seattle/Tacoma, Spokane and Portland ADIs. Peer Pedersen, two members of Mr. Buntrock's family and a Buntrock family trust own indirect minority interests in BC Northwest as limited partners of BC Detroit/Seattle, which is a partner of BC Northwest. In fiscal 1997, the Company earned from BC Northwest an aggregate of $8.2 million in development, franchise, royalty, software license, software maintenance, and accounting fees and rent. As of December 28, 1997, the maximum commitment amount of the Company's loan to BC Northwest was $47.5 million, all of which was outstanding as of such date. In addition, in fiscal 1997, the Company earned from BC Northwest $2.9 million in interest on its loan with the Company.

  BC Boston, L.P. Lawrence Beck and entities controlled by him own all of the equity interests in BC Boston, L.P. ("BC Boston"), the Company's area developer for the Boston metropolitan area. In fiscal 1997, the Company earned from BC Boston an aggregate of $5.3 million in development, franchise, royalty, software license, software maintenance, and accounting fees and rent. As of December 28, 1997, the maximum commitment amount of the Company's loan to BC Boston was $50.5 million, of which $43.3 million was outstanding as of such date. In addition, in fiscal 1997, the Company earned from BC Boston $3.3 million in interest on its loan with the Company.

  BCE West, L.P. Lawrence Beck and entities controlled by him own a majority of the limited partnership interests and all of the general partnership interests of BCE West, L.P. ("BCE West"), the Company's area developer for the Phoenix, Tucson, Las Vegas, Albuquerque and Salt Lake City ADIs. In fiscal 1997, the Company earned from BCE West an aggregate of $8.8 million in franchise, royalty, software license, software maintenance, and accounting fees and rent. As of December 28, 1997, the maximum commitment amount of the Company's loan to BCE West was $54.3 million, of which $43.3 million was outstanding as of such date. In addition, for the Company's 1997 fiscal year, the Company earned from BCE West $3.4 million in interest on its loan with the Company. In addition, in fiscal 1997, the Company purchased from BCE West special distribution rights granted pursuant to BCE West's area development agreement and each of its franchise agreements, and 20 Boston Market stores in two separate transactions for an aggregate of 1,467,440 shares of Common Stock having a fair market value on the dates of issuance of approximately $18.8 million. The purchase price of the special distribution rights was determined based on a valuation of such rights by an independent third party, the purchase price of 16 of the Boston Market stores was based on a multiple of store cash flow negotiated between the parties, and the purchase price for the remaining four Boston Market stores, which were each open less than a year, was equal to BCE West's cost for such stores.

  With respect to the transactions described above, the Company believes that the terms of such transactions are no less favorable to the Company than were or could have been reached with unaffiliated area developers of the Company.

BC EQUITY FUNDING, L.L.C. AND MARKET PARTNERS, L.L.C.

  BCEF has invested an aggregate of approximately $56.7 million in preferred equity interests of certain of the Company's area developers and has accrued dividends through December 28, 1997 of $13.8 million. The terms of the preferred equity interests generally require the area developer to redeem such interests (including accrued dividends and redemption premiums) for cash upon the occurrence of certain events, including the acquisition by the Company of a majority equity interest in the area developer. In the event the Company's conversion and option rights under its secured loan agreement with any such area developer expire unexercised and the Company does not consent to an initial public offering of such area developer, the Company has agreed to purchase the preferred equity interests from BCEF. Messrs. Nadhir, Stephens, Pedersen, Buntrock and Link and Mr. Alam and his spouse each own a direct equity interest in BCEF, and Scott Beck owns an indirect equity interest as a limited partner and the sole general partner of a partnership that has invested directly in BCEF. Such interests aggregate a minority of the outstanding equity interest in BCEF.

  Market Partners has invested an aggregate of approximately $75.0 million in preferred equity interests of certain of the Company's area developers and has accrued dividends through December 28, 1997 of $4.4 million. The terms of the preferred equity interests generally require the area developer to redeem such interests (including accrued dividends and redemption premiums) for cash upon the occurrence of certain events, including the acquisition by the Company of a majority equity interest in the area developer. Market Partners also holds warrants to purchase 7% of the fully diluted common equity of eleven area developers of the Company. The terms of each such warrant permit the Company, at its option, to purchase such warrant from Market Partners for a specified period after the Company makes a "controlling interest acquisition" of such developer. A "controlling interest acquisition" is defined as the acquisition by the Company of an equity interest in such area developer that would require it, for accounting purposes, to consolidate the financial results of such area developer or report such results under the equity method of accounting, or the acquisition of a designated percentage of the Boston Market stores developed by such area developer. The price to be paid by the Company for each warrant is a formula price based on the area developer's earnings before interest, taxes, depreciation and amortization for a specified period preceding such purchase. If the Company elects not to purchase from Market Partners the warrant of an area developer and the warrant is exercised, the operating agreement for the area developer provides that the equity held by all common equity holders of such area developer will be adjusted so that only the Company and its affiliates will experience the dilution of their equity holdings resulting from such exercise. In addition, the Company has covenanted that it will not in such event, until such time as it has purchased from Market Partners warrants of area developers having a specified number of Boston Market stores whose results are taken into account in determining the purchase price paid by the Company for the warrants
(i) make any distribution of any kind to the Company or any of its subsidiaries in respect of the common equity of such area developer (except certain minimum tax distributions) or (ii) make any payment in respect of the principal amount of any intercompany loan or advance. This covenant does not prohibit payment of any other fee, cost, expense, royalty, deposit, advertising contribution, software license fee or interest payment made in connection with the area developer being a franchisee or area developer of, or a borrower from, the Company. Messrs. Buntrock, Link, Pedersen, Stephens and Mr. Alam's spouse each own a direct equity interest in Market Partners. Such interests aggregate a minority of the outstanding equity interest in Market Partners.

  Market Partners has also received from area developers in which it has made investments, five-year warrants to purchase an aggregate of 750,000 shares of the Company's Common Stock at an exercise price of $25 per share. Such warrants were purchased by the area developers from the Company in 1996. Under the terms of Market Partners' limited liability company agreement, Market Partners distributed such warrants to its equity owners in May 1997. The following current and former executive officers and directors of the Company received warrants from Market Partners exercisable for the following number of shares of Common Stock: Mr. Buntrock--24,510 shares; Mr. Link--2,451 shares; Mr. Pedersen--24,510 shares; Mr. Stephens--9,803 shares; Mr. Zwain--9,804 shares; Mr. Todd--4,902 shares; and Mr. Alam's spouse--2,451 shares.

  In March 1998, the Company entered into an agreement with BCEF and Market Partners to acquire BCEF and Market Partners. The agreement calls for the Company to acquire BCEF and Market Partners through a proposed merger (the "Merger") of BCEF and Market Partners with and into a wholly-owned subsidiary of the Company for aggregate consideration of $126.8 million aggregate liquidation preference of 10% Series A Exchangeable Preferred Stock of the Company (the "Preferred Stock"), 3.5 million shares of Common Stock and $10.0 million in cash. Pursuant to the Merger (x) each issued and outstanding membership interest of BCEF and Market Partners held by holders, other than directors and officers of the Company at the effective time of the Merger (including their spouses, parents, children and siblings, and entities controlled by them) and certain other persons (collectively, "Excluded Holders"), would be converted into the right to receive (i) shares of Preferred Stock, (ii) shares of common stock of the Company, and (iii) cash, equal to $10.0 million in the aggregate for all of such membership interests, and (y) each issued and outstanding membership interest of BCEF and Market Partners held by the Excluded Holders at the effective time of the Merger would be converted into the right to receive (i) shares of Preferred Stock and
(ii) shares of common stock of the Company. In connection with the proposed Merger, the Excluded Holders voluntarily agreed to, among other things, (i) waive the right to receive their pro rata portion of the $10.0 million of cash to be paid by the Company to the holders of BCEF and Market Partners in connection with the Merger and (ii) not offer, sell, pledge or otherwise dispose of the shares of Preferred Stock and common stock to be received by them as consideration in the Merger for a period of 36 months from the closing of the Merger. The 10% dividend payable quarterly on the Preferred Stock is payable, at the Company's option, in either additional shares of Preferred Stock or cash for a period of three years and is payable in cash thereafter. The Preferred Stock is optionally redeemable by the Company at any time, in cash, at redemption prices which start at 50% of the liquidation preference and increase over time. The Preferred Stock is mandatorily redeemable in 2005 at a price of 110% of the liquidation preference. The terms of the Preferred Stock also provide that in the event of certain transactions constituting a "change of control" of the Company, each holder of the Preferred Stock will have the option to require the Company to purchase all or any portion of the holder's Preferred Stock at redemption prices which start at 65% of the liquidation preference and increase overtime to 110% of the liquidation preference. The Company has agreed to file with the Securities and

Exchange Commission within 60 days after the closing date of the Merger, a shelf registration statement to register for resale the Preferred Stock and common stock to be issued in the Merger. The transaction is subject to approval of holders owning at least two-thirds of the membership interests of each of BCEF and Market Partners, regulatory approvals and final documentation. If the Merger has not occurred on or before June 30, 1998 as a result of the willful failure of the Company to satisfy any conditions to the Merger that are within its reasonable ability and control to satisfy, and provided that neither BCEF nor Market Partners is in breach of the agreement or has failed to satisfy such a condition, the Company will be obligated to pay to the holders of the membership interests of each of BCEF and Market Partners, other than Excluded Holders, a penalty in the aggregate amount of $5 million in cash.

EINSTEIN/NOAH BAGEL CORP.

  ENBC has granted to the Company an option (the "ENBC Option") to maintain ownership of shares of common stock of ENBC having up to 52% of the voting power of all of the outstanding shares of capital stock of ENBC having the power generally to vote in the election of directors. The ENBC Option is exercisable at a per share exercise price equal to (i) the weighted average price per share at which ENBC's common stock is issued or sold in a transaction pursuant to which the ENBC Option becomes exercisable, in the case of a transaction in which such price per share is readily ascertainable, or
(ii) in all other cases, the average of the closing sale prices for the common stock on the Nasdaq National Market (or such other principal exchange or market on which the common stock may then be trading) for the five trading days ending on the fifth trading day prior to the date of the transaction pursuant to which the ENBC Option becomes exercisable. The ENBC Option terminates if (i) the Company sells or transfers shares of ENBC's common stock and as a result owns less than a majority of the then outstanding shares of ENBC's voting stock or (ii) the percentage of outstanding shares of voting stock of ENBC owned by the Company is reduced below 50% other than as a result of the Company's voluntary sale or transfer of shares of ENBC's common stock and the Company fails to acquire a sufficient number of shares of common stock so that it owns at least a majority of the then outstanding shares of voting stock of ENBC by July 31 of the calendar year next following the calendar year in which such reduction occurs. In addition, the percentage ownership level of 52% is subject to reduction to the extent voluntary sales or transfers by the Company reduce its ownership of the outstanding shares of voting stock of ENBC to less than 52% but do not otherwise result in termination of the ENBC Option. In determining the percentage ownership of the voting stock of ENBC owned by the Company for purposes of the ENBC Option, the following shares are excluded: (i) 599,086 shares of ENBC's common stock subject to options granted by the Company and its subsidiaries, (ii) any shares of common stock held by officers, directors or employees of the Company, and (iii) any shares of common stock held by any person or entity that would not be counted under generally accepted accounting principles in determining whether the Company owns a majority of the voting stock for consolidated financial statement purposes. Pursuant to such calculation, as of December 28, 1997, the Company owned approximately 50.4% of the outstanding common stock of ENBC and had the right to purchase 1,467,949 shares of common stock of ENBC at prices ranging from $10.30 to $30.75 per share. ENBC also granted the Company, pursuant to a registration rights agreement, five demand and unlimited piggyback registration rights under the Securities Act of 1933, as amended (the "Securities Act"), with respect to shares of ENBC's common stock owned by the Company.

  The Company has also provided to ENBC an unsecured subordinated, non-convertible credit facility providing for borrowings of up to $50.0 million. As of April 7, 1998, there was no balance outstanding under the facility. The loan terminates on June 14, 1998 if ENBC has not drawn any amounts under the loan as of such date. Interest on the loan is based on the reference rate of the Bank of America National Trust and Savings Association, plus 1.5%. Any borrowings outstanding are payable on June 15, 2003. The Company may satisfy its funding obligations under the loan facility in either cash or shares of Common Stock. The Company has agreed to guarantee the price of any shares of Common Stock delivered to ENBC in satisfaction of its obligations under the loan facility and thereafter sold by ENBC. There can be no assurance that the Company would have the resources available to fund, or that the Company would use its available resources to fund, a draw under such facility. To date, ENBC has not requested to draw upon such facility.

  During fiscal 1997, the Company and ENBC were parties to fee service agreements, pursuant to which the Company provided ENBC with accounting and administration services and computer and communications services. The Company continues to provide such services to ENBC. The Company and ENBC are also parties to a sublease, pursuant to which ENBC is entitled to the non-exclusive use of aircraft leased by the Company from an unaffiliated third party leasing company. During 1997, the Company and ENBC were party to a second sublease for the use of an airplane. In addition, the Company subleases to ENBC approximately 38,000 square feet of office space (and certain common areas, including parking areas) for ENBC's support center located in Golden, Colorado. The sublease has an initial term of 5 years expiring in August 2001. ENBC also reimburses the Company for a portion of the premiums the Company pays for insurance policies covering directors and officers of the Company and ENBC. During fiscal 1997, ENBC paid the Company $3.6 million pursuant to these agreements. The Company's agreements with ENBC were negotiated at arms' length and the Company believes that the terms of such agreements are as favorable to the Company as those it would have with an unaffiliated third party.

  On December 5, 1997, ENBC acquired an approximately 78% interest in Einstein/Noah Bagel Partners, L.P. ("Bagel Partners"), the surviving entity of the merger of five area developers of ENBC, by exercising its conversion and option rights under its secured loan agreements with the area developers. Bagel Store Development Funding, L.L.C. ("Bagel Funding"), a Delaware limited liability company (formerly Einstein Bros. Equity Funding, L.L.C.), has invested approximately $89.6 million in (and is currently a 21% owner of) Bagel Partners. In connection with the transactions, the Bagel Partners Partnership Agreement amended Bagel Funding's right to require Bagel Partners to redeem Bagel Funding's interest in Bagel Partners (formerly the right to require each of ENBC's area developers to redeem Bagel Funding's interest in each such area developer) in certain circumstances (the "Put Rights"). The Bagel Partners Partnership Agreement amended Bagel Funding's Put Rights as follows: (i) the Put Rights do not become exercisable until December 5, 1999 and may be exercised thereafter if at any time during the eighteen-month period commencing on December 5, 1999 ENBC does not consent to a public offering of Bagel Partners equity or the termination of certain rights and obligations under franchise or license agreements with ENBC upon request by Bagel Funding; (ii) the Put Rights are exercisable prior to December 5, 1999 if there is a Change in Control (as defined in the Bagel Partners Partnership Agreement) of ENBC and ENBC does not consent to a public offering of Bagel Partners equity or the termination of certain rights and obligations under franchise or license agreements with ENBC upon request by Bagel Funding, (iii) the method of determining the valuation of Bagel Partners for purposes of calculating the put price is a multiple of the annualized average cash flow for the two fiscal quarters prior to the quarter in which the Put Rights are exercised rather than a multiple of the annualized average cash flow for the highest of the three prior fiscal quarters, (iv) the Bagel Funding unitholders will receive resale registration rights upon exercise of the Put Rights in the event that ENBC or Bagel Partners chooses to pay the purchase price of the Bagel Partners units with shares of ENBC common stock, (v) the right of Bagel Partners or ENBC to pay the purchase price of Bagel Partners units with shares of the Company's Common Stock was eliminated, and (vi) upon an exercise of the Put Rights, Bagel Partners or ENBC may purchase Bagel Funding's Bagel Partners interest. ENBC is currently the manager of Bagel Funding. Scott Beck, Lawrence Beck and Peer Pedersen own direct equity interests in Bagel Funding and Dean Buntrock owns an indirect equity interest as a partner of a partnership that invested directly in Bagel Funding. Such interests aggregate a minority of the outstanding equity interest in Bagel Funding.

PROGRESSIVE FOOD CONCEPTS, INC.

  In January 1997, the Company provided Progressive Food Concepts, Inc. ("PFCI") with a $17.0 million secured loan that is convertible, after a moratorium period and subject to PFCI meeting certain financial performance criteria, into a majority equity interest in PFCI. Scott Beck, Co-Chairman and President of the Company, and Saad Nadhir, Co-Chairman and Chief Executive Officer of the Company, each purchased a 46.2% equity interest in PFCI. At the time of PFCI's formation, Messrs. Beck and Nadhir publicly disclosed their intention to transfer a significant portion of their shares of PFCI common stock to other individuals as PFCI's business plan became more defined and was implemented. PFCI's mission was to explore additional opportunities in the home meal replacement market. As it became clear that certain proprietary technology and rights owned by PFCI would likely have direct application to the Boston Market store base, the Company decided to acquire PFCI. In the third quarter of fiscal 1997, the Company acquired from Messrs. Nadhir and Beck approximately an 85% ownership interest in PFCI, and an option to purchase Messrs. Nadhir's and Beck's remaining PFCI interests, for an aggregate of $2.0 million in cash and approximately $6.4 million in notes. The purchase price was equal to Messrs. Nadhir's and Beck's original cost for such interest plus an 8% interest factor, calculated from the date of their original investments. Subsequently, the Company's ownership interest in PFCI increased to 100% as a result of (i) PFCI's redemption of the 7.6% interest in PFCI held by Harry's Farmers Market, Inc. for $2.5 million and
(ii) the Company's exercise of its option to purchase Messrs. Beck's and Nadhir's remaining interests in PFCI for approximately $700,000 in cash, which was equal to their original cost for such interests plus an 8% interest factor, calculated from the date of their original investments. In connection with the acquisition of the remaining interests of Messrs. Beck and Nadhir in PFCI, the Company prepaid approximately $3.2 million of the $6.4 million of notes payable, and Messrs. Beck and Nadhir agreed to extend the maturity date of such notes. In fiscal 1997, the Company earned $0.5 million in interest on its loan with PFCI prior to the Company's acquisition of PFCI.

STOCK OPTION AGREEMENTS

  In April 1996, the Company granted an option to Laurence M. Zwain, a former Vice Chairman of the Board and the President and Chief Executive Officer-- Boston Market Concept, to purchase 62,667 shares of common stock of ENBC owned by it at an exercise price of $6.38 per share. Mr. Zwain's option terminated in August 1997 in connection with his resignation from the Company. See "-- Consulting and Other Agreements."

  In July 1996, the Company granted an option to John J. Todd, former Chief Financial Officer--Boston Market Concept, to purchase 19,593 shares of common stock of ENBC owned by it at an exercise price of $6.38 per share. In connection with Mr. Todd's resignation from the Company, he exercised his option with respect to 1,959 shares and his option with respect to the remaining shares was terminated.

CONSULTING AND OTHER AGREEMENTS

  The Company entered into a letter agreement with Mr. Nadhir in August 1997 in connection with Mr. Nadhir's proposed return to the Company as Chief Executive Officer, which provided for, among other things, an annual base salary of $400,000, annual bonus targets and the right to receive certain equity incentives, including stock option and restricted stock grants in 1997 and future years. The letter agreement with Mr. Nadhir was subsequently amended by the Company and Mr. Nadhir to provide that Mr. Nadhir would receive compensation for 1997 as follows: (i) an annual base salary of $400,000, (ii) a bonus of $400,000, which was not paid to Mr. Nadhir because he voluntarily waived the payment thereof, and (iii) a grant of options to be made in 1998 to acquire 750,000 shares of Common Stock, of which options to acquire 450,000 shares vest 100% on October 1, 1998 and options to acquire the remaining 300,000 shares vest ratably over four years. Of the options granted to Mr. Nadhir, options to acquire 250,000 shares were granted in lieu of the restricted stock award provided in the original letter agreement. The provisions in Mr. Nadhir's original letter regarding future stock option grants and restricted stock awards were terminated and are of no further effect. Mr. Nadhir was also a participant in the option exchange program offered to all employees of the Company in November 1997. See "Executive Compensation--1997 Stock Option Plan and Option Repricings" and "Report of the Compensation and Stock Option Committees--Report on Stock Option Exchange Program."

  The Company also entered into a letter agreement with Mr. Stephens in August 1997, which provided for, among other things, an annual base salary of $400,000, annual bonus targets and the right to receive certain equity incentives, including stock option and restricted stock grants in 1997 and future years. The letter agreement with Mr. Stephens was subsequently amended by the Company and Mr. Stephens to provide that Mr. Stephens would receive compensation for 1997 as follows: (i) an annual base salary of $400,000, (ii) a bonus of $950,000, $150,000 of which was paid to Mr. Stephens partially in lieu of the restricted stock award provided in the original letter agreement, and (iii) a grant of options to be made in 1998 to acquire 750,000 shares of

Common Stock, of which options to acquire 450,000 shares vest 100% on October 1, 1998 and options to acquire the remaining 300,000 shares vest ratably over four years. Of the options granted to Mr. Stephens, options to acquire 250,000 shares were granted partially in lieu of the restricted stock award provided in the original letter agreement. The provisions in Mr. Stephen's original letter regarding future stock option grants and restricted stock awards were terminated and are of no further effect. Mr. Stephens was also a participant in the option exchange program offered to all employees of the Company in November 1997. See "Executive Compensation--1997 Stock Option Plan and Option Repricings" and "Report of the Compensation and Stock Option Committees-- Report on Stock Option Exchange Program."

  In April 1996, Mr. Goldston entered into a letter agreement with ENBC in connection with his appointment as President and Chief Executive Officer of ENBC, pursuant to which ENBC agreed to pay Mr. Goldston a base salary of $360,000 per year, with Mr. Goldston being eligible for a $400,000 bonus from ENBC for 1997. ENBC paid Mr. Goldston a bonus of $400,000 for 1997 based upon the achievement of mutually agreed upon reasonable performance goals. Pursuant to the letter agreement, Mr. Goldston received during fiscal year 1997 an annual stock option grant from ENBC to purchase 74,854 shares of ENBC common stock, having an aggregate exercise price of $800,000.

  In April 1996, the Company granted an option to Mr. Goldston to purchase 344,673 shares of common stock of ENBC owned by it at an exercise price of $6.38 per share. Shares representing 34% of the total option were immediately exercisable, an additional 33% of the total option became exercisable on the first anniversary of the date of grant and the balance of the total option will become exercisable on the second anniversary of the date of grant.

  In December 1997, ENBC and Mr. Goldston entered into a Termination Agreement, pursuant to which Mr. Goldston received $200,000 payable upon execution of such agreement and $360,000 payable in 26 equal bi-weekly installments in connection with Mr. Goldston's resignation as Chief Executive Officer and as a director of ENBC. In addition, all options previously granted by ENBC to purchase shares of ENBC common stock continue to vest for a period of one year and remain exercisable for two years from the date of the agreement. Mr. Goldston is not eligible for any future stock option grants from ENBC.

  In December 1997, the Company and Mr. Goldston entered into a Termination Agreement, pursuant to which Mr. Goldston received $300,000 payable upon execution of such agreement and $240,000 payable in 26 equal bi-weekly installments in connection with Mr. Goldston's resignation as Vice Chairman of the Board and as a director of the Company. In addition, (i) all options previously granted by the Company to purchase shares of Common Stock continue to vest in accordance with their terms and remain exercisable for a period of one year after they have vested and (ii) all options previously granted by the Company to purchase shares of ENBC common stock pursuant to that Option Agreement dated April 8, 1996, continue to vest in accordance with their terms for a period of one year and remain exercisable for two years from the date of the termination agreement. Mr. Goldston is not eligible for any future stock option grants from the Company.

  In August 1997, the Company entered into a Transition and Consulting Agreement with Mr. Zwain, pursuant to which he has agreed to perform certain consulting services to the Company through August 28, 1998. In consideration for such services, the Company has agreed to pay Mr. Zwain an aggregate of $500,000 through August 28, 1998. In addition, all options granted by the Company to purchase shares of the Company's Common Stock or ENBC common stock were terminated.

  In July 1997, the Company sold to certain investors, including Peer Pedersen, Dean Buntrock's spouse and a Buntrock family trust, all of its 20,000 shares (after giving effect to a 25-to-1 reverse stock split) of Series A Convertible Preferred Stock (the "Series A Stock") of Spincycle, Inc. ("Spincycle") owned by the Company. The Company sold the Series A Stock to such investors for $199.25 per share, the same per share price paid to Spincycle by third party investors not affiliated with Spincycle in June 1997 for shares of preferred stock of Spincycle with substantially the same terms as the Series A Stock. The Company sold its investment in Spincycle because such investment was unrelated to its core business. Such sale provided the Company with an opportunity to liquidate an otherwise illiquid investment for an aggregate gain of $1.5 million.

  With respect to Messrs. Goldston, Todd and Zwain, information required to be included herein is presented for the periods during which each such person was an executive officer and/or director of the Company.

LOANS TO EXECUTIVE OFFICERS

  On February 5, 1997, the Company made a loan to Mr. Link in the principal amount of $100,000, the proceeds of which were used by Mr. Link to repay other indebtedness. Interest on the principal amount of the loan accrues at Bank of America's reference rate in effect from time to time plus 1%. The principal balance of the loan and all accrued but unpaid interest thereon are due and payable on March 1, 2002. The largest principal amount outstanding under the loan during 1997 was $100,000.

  In April 1996, the Company made a loan to Mr. Todd in the principal amount of $100,000, the proceeds of which were used by Mr. Todd to finance relocation costs. Interest on the principal amount of the loan accrues at the reference rate announced by Bank of America Illinois from time to time plus 1%. The principal balance of the loan and all accrued but unpaid interest thereon are due and payable on April 22, 2000. The largest principal amount outstanding under the loan during 1997 was $100,000. In connection with Mr. Todd's resignation from the Company, the Company forgave the entire principal and interest amounts due under the loan.

                            APPOINTMENT OF AUDITORS

  The Board of Directors has selected the accounting firm of Arthur Andersen LLP as the independent auditors of the Company for its current fiscal year ending December 27, 1998, pursuant to the recommendation of the Audit Committee. Arthur Andersen LLP has served as the Company's independent auditors since 1992. Representatives of Arthur Andersen LLP are expected to attend the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

                            SOLICITATION OF PROXIES

  The Board of Directors is soliciting proxies through the use of the mail. Directors, officers, and a small number of other employees of the Company may also solicit proxies personally or by mail, telephone, facsimile, or otherwise, but these individuals will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees, or other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by them and the Company has hired Morrow & Company to coordinate the solicitation of proxies by and through such holders for a fee of approximately $5,000 plus expenses. The Company will bear the cost of the proxy solicitation.

        SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

  Any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with the 1999 Annual Meeting must do so no later than December 6, 1998. Any such proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. In addition, the Company's bylaws require that in order for any business to be properly brought before any meeting of stockholders, including nominations for the election of directors, a stockholder must provide written notice delivered to the Secretary of the Company at the principal executive offices of the Company not less than 30 nor more than 60 days before the meeting date; provided, however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, the stockholder notice, in order to be timely, must be received prior to the date of the meeting and not later than the close of business on the tenth day following the day on which notice or disclosure of the meeting date has been given or made. The stockholder notice must include the stockholder's name and address as it appears on the Company's records and the class and number of shares of the Company's capital stock beneficially owned by such stockholder on the record date for the meeting. In addition, (i) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder in such business, and (ii) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act.

                                 OTHER MATTERS

  Management knows of no other matters to be brought before the annual meeting other than those described in this proxy statement. If any other business should come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares in accordance with their best judgment on any such matter.

                                    GENERAL

  It is important that proxies be returned promptly. If you are unable to attend the meeting, you are urged, regardless of the number of shares owned, to date, sign and return without delay your proxy card in the enclosed addressed envelope.

                                          By Order of the Board of Directors

                                          /s/ Saad J. Nadhir
                                          Co-Chairman of the Board
                                          and Chief Executive Officer

         --                                                        --



7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
REVOCABLE                                                             REVOCABLE
PROXY                                                                     PROXY
                             BOSTON CHICKEN, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 20, 1998--10:00 A.M. MOUNTAIN
                                     TIME

 The undersigned hereby appoints Saad J. Nadhir, Scott A. Beck and Mark W. Stephens, or any of them, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of Common Stock of Boston Chicken, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 20, 1998, at 10:00 a.m., Mountain Time, at the Sheraton Denver West Hotel and Conference Center, 360 Union Boulevard, Lakewood, Colorado, and at any and all postponements and adjournments thereof, as follows:

 THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.
           [_] Check here if you plan to attend the Annual Meeting.
 PLEASE MARK, SIGN, DATE, AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.
                 (Continued and to be signed on reverse side.)
                           ^ FOLD AND DETACH HERE ^^

         --                                                        --
                           BOSTON CHICKEN, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

1. Election of Directors. Nominees: Scott A. Beck, Arnold C. Greenberg,
   J. Bruce Harreld, M. Howard Jacobson, Saad J. Nadhir, Peer Pedersen and Mark
   W. Stephens

   -------------------------------------------------
   (Nominee Exception)

                  For All
   For  Withheld  Except
   [_]    [_]       [_]

2. In their discretion, on such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR the Nominees listed.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement dated April 13, 1998, and the Annual Report to Stockholders.

Dated: _________________________________________________________________ , 1998

Signature(s)___________________________________________________________________

_______________________________________________________________________________
Please sign exactly as name appears on this card. when signing as attorney, executor, administrator, trustee, guardian, corporate officer, or general partner, please give your full title. if shares are held jointly, each holder may sign but only one signature is required.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                                     [LOGO]                 BOSTON CHICKEN, INC.


 Vote by Internet

                It's fast, convenient, your vote is immediately

                    confirmed and posted and you can get all

                         future materials by internet.

                               WWW.PROXYVOTE.COM

                        Just follow these 4 easy steps:


 1 Read the accompanying
   Proxy Statement and
   voting form.

 2 Go to website
   WWW.PROXYVOTE.COM.

 3 Enter your 12 digit
   Control Number located
   on your vote instruction
   form.

 4 Follow the simple
   instructions.


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                            Go to WWW.PROXYVOTE.COM
                                 24 hours a day






     Do not return Voting Form if you are voting by telephone or internet.

                              TWO NEW WAYS TO VOTE

 Vote by Telephone

              It's fast, convenient, and your vote is immediately

                             confirmed and posted.

                      CALL TOLL-FREE ON A TOUCH-TONE PHONE

using the 800 number shown in the upper left hand corner of the enclosed voting form

                        Just follow these 4 easy steps:


 1 Read the accompanying
   Proxy Statement and
   voting form.

 2 Call the toll-free
   number shown in the
   upper left hand corner
   of the enclosed voting
   form.

 3 Enter your 12 digit
   Control Number located
   on your vote instruction
   form.

 4  Follow the simple
    recorded instructions.


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